AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

FEG ABSOLUTE ACCESS FUND LLC

AMENDED AND RESTATED AGREEMENT, made as of ________, 2010 between FEG Absolute Access Fund LLC, a Delaware limited liability company (the “Company”), and FEG Investors, LLC, a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Company plans to register with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Company Act”); and

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Company retained the Investment Manager to render investment advisory services to the Company pursuant to an Investment Management Agreements dated as if March 3, 2008 (the “Agreement”); and

WHEREAS, the parties desire to amend and restate the Agreement as set forth herein;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed by the parties as follows:

1.           Appointment.  The Company hereby appoints the Investment Manager to act as investment adviser and provide investment advisory services to the Company, subject to the supervision of the Company’s board of directors (the “Board” or “Directors”), for the period and on the terms and conditions set forth in this Agreement.  The Investment Manager accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date for the compensation herein provided.  The Investment Manager may hire (subject to the approval of the Company’s Board and, if the Company is registered as an “investment company” under the Company Act, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of the Company) and thereafter supervise the investment activities of one or more sub-advisers deemed necessary to carry out the investment program of the Company.  The retention of a sub-adviser by  the Investment Manager shall not relieve the Investment Manager of its responsibilities under this Agreement.

2.           Responsibilities of the Investment Manager.  The Investment Manager hereby undertakes and agrees, upon the terms and conditions herein set forth, subject to the supervision of the Company’s Board:

(i)           to make investment decisions and provide a program of continuous investment management for the Company; prepare, obtain, evaluate, and make available to the Company research and statistical data in connection therewith; obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; engage in or supervise the selection, acquisition, retention, and sale of investments, securities, and/or cash; engage in or supervise the selection, acquisition, retention, and sale of unregistered pooled investment vehicles, and/or managed accounts (collectively, “Portfolio Funds”); the allocation of capital among a number of independent investment advisers (“Portfolio Managers”); select brokers or dealers to execute transactions; and all of the aforementioned shall be done in accordance with the Company’s investment objective, policies, and limitations as stated in the Company’s confidential private placement memorandum, as amended from time to time (the “Memorandum”);

(ii)          subject to the direction and control of the Company’s Board, to assist the Company as it may reasonably request in the conduct of the Company’s business, including oral and written research, analysis, advice, statistical, and economic data, judgments regarding individual investments, general economic conditions and trends, and long-range investment policies; determine or recommend the securities, instruments, repurchase agreements, options, and other investments (including the Portfolio Funds), and techniques that the Company will purchase, sell, enter into, use, or provide in an ongoing evaluation of the Company’s portfolio; continuously manage and supervise the investment program of the Company and the composition of its investment portfolio in a manner consistent with the investment objective, policies, and restrictions of the Company, as set forth in its Memorandum and as may be adopted from time to time by the Board, and applicable laws and regulations; determine or recommend the extent to which the Company’s portfolio shall be invested in securities, Portfolio Funds,  and other assets, and what portion if any, should be held uninvested; and undertake to do anything incidental to the foregoing to facilitate the performance of its obligations hereunder;

(iii)         furnish to or place at the disposal of the Company information, evaluations, analyses, and opinions formulated or obtained by the Investment Manager in the discharge of its duties as the Company may, from time to time reasonably request, and maintain or cause to be maintained for the Company all books, records, reports, and any other information required under the Company Act, to the extent that such books, records, reports, and other information are not maintained or furnished by any custodian, transfer agent, administrator, sub-administrator, or other agent of the Company;

(iv)        to furnish at the Investment Manager’s expense for the use of the Company such office space, telephone, utilities, and facilities as the Company may require for its reasonable needs and to furnish at the Investment Manager’s expense clerical services related to research, statistical, and investment work;

(v)         to render to the Company management and administrative assistance in connection with the operation of the Company that shall include (i) compliance with all reasonable requests of the Company for information, including information required in connection with the Company’s potential filings with the SEC, other federal and state regulatory organizations, and self-regulatory organizations, and (ii) such other services as the Investment Manager shall from time to time determine to be necessary or useful to the administration of the Company;

(vi)        to pay the reasonable salaries, fees, and expenses of the Company (including the Company’s officers and employees and the Company’s share of payroll taxes) and any fees and expenses (including travel expenses) of the Company’s Directors who are directors, officers, or employees of the Investment Manager or its affiliates; provided, however, that the Company and not the Investment Manager, shall bear travel expenses of Directors and officers of the Company who are directors, officers, or employees of the Investment Manager or of its affiliates to the extent that such expenses relate to attendance at meetings of  the Company’s Board of Directors or any committees thereof or advisers thereto.  The Investment Manager shall bear all expenses arising out of its duties hereunder but shall not be responsible for any expenses of the Company other than those specifically allocated to the Investment Manager in this Agreement;

(vii)       to enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in acting as Investment Manager of the Company; and

(viii)      to act for the Company in all other matters relating to its investment management duties.

3.           No Ownership of Intellectual Property by the Company or any Member.  Neither the Company nor any member in the Company, in such member's capacity as a member (a “Member”), shall have, in the absence of a written agreement with the Investment Manager to the contrary, any title to or right to use the name “FEG,” or any derivative thereof or any trademark used in connection with the name “FEG,” which name shall be deemed, for all purposes, to be the exclusive intellectual property of Fund Evaluation Group, LLC, a member of the Investment Manager. In addition, neither the Company nor any Member (in such Member's capacity as a Member) shall have, in the absence of a written agreement with the Investment Manager to the contrary, any title to, interest in, or right to use any intellectual property owned by the Investment Manager nor shall such intellectual property become the property of the Company or any Member.  Intellectual property owned by the Investment Manager or any of its affiliates does not belong to the Company, but rather is made available to the Company by the Investment Manager or its affiliates, which retains full ownership rights in such intellectual property.  The Investment Manager covenants, however, that so long as it or any of its affiliates are acting as the investment manager of the Company, the Company shall have a royalty-free license to use the Investment Manager’s intellectual property (including the name FEG or any derivative thereof) solely in connection with the business activities of the Company, which license shall not be transferable or assignable under any circumstances.

4.           Expenses.   The Company will bear all of its own expenses, including, but not limited to, the Management Fee, as defined below, payable to the Investment Manager; all expenses that the Board reasonably determines to be incurred in connection with the Company’s investment activities, including, but not limited to, due diligence costs, Portfolio Manager background checks, systems and travel costs (or a portion thereof); any taxes to which the Company is subject; the Portfolio Fund and Portfolio Manager fees and expenses; regulatory fees; and interest charges.  In addition, except as described below, the Company will bear all of its own ordinary operating and administrative expenses, which include, but are not limited to, administration fees; amounts due to persons not affiliated with the Investment Manager for providing operating and administrative services, custody, legal, accounting, audit and tax services to the Company or to the Investment Manager with respect to the activities of the Company; registration and filing fees; and the cost of the ongoing offering of the limited liability company interests (the “Interests”).  The Company will bear all of its extraordinary expenses, if any.  The Investment Manager or an affiliate will bear the fees and expenses incurred in connection with the organization of the Company and the initial offering of the Interests.  Any expenses incurred in connection with the Company’s registration under the Company Act, if so registered in the future, will be borne by the Investment Manager or an affiliate, provided, however, that the ongoing expenses incurred in connection with the Company’s status as a registered investment company, if and when so registered, such as the fees and expenses of directors not affiliated with the Investment Manager or its affiliates and the expenses incurred in connection with the preparation and filing of periodic and other regulatory filings, will be borne by the Company.

5.           Regulatory Compliance.  In performing its duties hereunder, the Investment Manager shall comply with (i) the Company Act and all rules and regulations thereunder during any time that the Company is registered under the Company Act, (ii) all other applicable federal and state laws and regulations, (iii) any applicable procedures adopted by the Company’s Board, and (iv) the provisions of the Company’s Memorandum.

6.           Compensation.  As compensation for the services performed and the facilities and personnel provided by the Investment Manager pursuant to this Agreement, the Company will pay the Investment Manager monthly in arrears a management fee (the “Management Fee”), equal to 1/12 of 0.85% of the Company’s month-end net asset value, prior to reduction for the Management Fee then being calculated (a 0.85% annual rate).  If the Investment Manager shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated according to the proportion that such period bears to the full month and shall be payable within 30 days after the end of the relevant month or the date of termination of this Agreement, as applicable.  The value of the net assets of the Company shall be determined pursuant to the applicable provisions of the limited liability company operating agreement (the “Operating Agreement”), valuation procedures, and the Memorandum, each as amended from time to time.  If the determination of the net asset value of the Company has been suspended for a period including the end of any month when the Investment Manager’s compensation is payable pursuant to this paragraph, then the Investment Manager’s compensation payable with respect to such month shall be computed on the basis of the net asset value of the Company as last determined (whether during or prior to such month).

7.           Selection of Brokers.  It is expected that the Portfolio Managers will generally be responsible for the selection of brokers and that they may take into account the factors noted in the Memorandum.

8.           Reports.  The Investment Manager will regularly report to the Company’s Board on the investment program of the Company and the issuers and securities generally represented in the Company’s portfolio, including reports received from the Portfolio Funds and Portfolio Managers, and will furnish the Company’s Board such periodic and special reports as the Directors may reasonably request.

9.           Other Activities; Management of Other Accounts; Allocation of Investment Opportunities.

(a)           The Investment Manager, its Members, and their personnel are required to devote so much of their time to the activities of the Company as may be reasonably required to further the business affairs and activities of the Company.  The Investment Manager, its Members, and their personnel are involved in other business ventures and may organize or become involved in other business ventures in the future.  Neither the Company nor any Member will share in the risks or rewards of the Investment Manager, its members, and their personnel deriving from such other ventures.  However, such other ventures will compete for the time and attention of such persons and might create other conflicts of interest.  This Agreement does not require the Investment Manager, its members, and their personnel to devote any particular amount of time to the Company.

(b)           Portfolio Managers trade for accounts other than the Company and may have an incentive to favor those accounts over the Company as they may have investments in those accounts or receive greater compensation for managing them than they do for managing the Company’s investment.  Similarly, the Investment Manager’s members currently manage other accounts and may have an incentive to favor those accounts over the Company as it or its members may have investments in those accounts or receive greater compensation for managing them than they do for managing the Company.

(c)           The Investment Manager or its members may operate now or organize in the future investment vehicles similar to the Company which may invest in similar or different investments.  The Investment Manager and its members may have to allocate limited investment opportunities in Portfolio Managers among the Company and such other investment vehicles, based on a variety of factors including differences in the size of different investment vehicles (including the Company), differences in target strategy  allocations and the timing of contributions and withdrawals.  The ultimate decision as to allocations will be determined in the Investment Manager’s discretion.

10.         Independent Contractor.  The Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company’s Board from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed its agent.

11.         Duty of Care.  The Investment Manager (including for this purpose each affiliate, shareholder, partner, member, officer, director, principal, employee, or agent of the Investment Manager) shall not be liable to the Company or to any of its members for any loss or damage occasioned by any act or omission in the performance of the Investment Manager’s services under this Agreement, unless it shall be determined by final judicial decision in a court of competent jurisdiction on the merits from which there is no further right to appeal that such loss is due to an act or omission of the Investment Manager constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Investment Manager or as otherwise required by law.

12.         Indemnification.

(a)           To the fullest extent permitted by law, the Company shall, subject to Section 12(b) hereof, indemnify the Investment Manager (including for this purpose each affiliate, shareholder, partner, member, officer, director, principal, employee, or agent of the Investment Manager) and the executors, heirs, assigns, successors, or other legal representatives of the Investment Manager, and of any person who controls or is under common control, or otherwise affiliated, with the Investment Manager (and their executors, heirs, assigns, successors, or other legal representatives) (an “indemnitee”) against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been the Investment Manager of the Company or the past or present performance of services to the Company by the Investment Manager, except to  the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.  The rights of indemnification provided under this Section 12 shall not be construed to constitute a waiver of any rights of the Company or any Member under federal or state securities laws which, under certain circumstances, impose liability even on persons that act in good faith, or to provide for indemnification of an indemnitee to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 12 to the fullest extent permitted by law.

(b)           Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Company in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Company amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 12(a) hereof; provided, however, that a majority of the Directors (excluding any Director who has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder if the Company is registered as an “investment company” under the Company Act) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c)           An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 12 as to which he, she, or it may otherwise be entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(d)           The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise  under law. Nothing contained in this Section 12 shall affect the power of the Company to purchase and maintain liability insurance on behalf of any person.

13.         Term of Agreement; Termination.  This Agreement will remain in effect two years from its date of execution, and will continue in effect year to year thereafter; provided that (a) if the Company is registered as an “investment company” under the Company Act, the continuation of this Agreement shall be specifically approved at least annually by the affirmative vote of a majority of the members of the Company’s Board who are not parties to this Agreement or interested persons (as defined in the Company Act) of any party to this Agreement, or of any entity regularly furnishing investment advisory services with respect to the Company pursuant to an agreement with any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (b) if the Company is not registered as an “investment company” under the Company Act, this Agreement shall continue in effect until terminated as provided in the following sentence. This Agreement may be terminated at any time without penalty, on 60 days’ written notice, by the Company’s Board, by vote of holders of a majority of the outstanding voting securities of the Company (but only if the Company is registered as an “investment company” under the Company Act), or by the Investment Manager. This Agreement shall automatically be terminated in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Investment Manager’s business or to a wholly owned subsidiary of such corporate successor which does not result in a change of actual control or management of the Investment Manager’s business shall not be deemed to be an assignment for the purposes of this Agreement.  Any notice to the Company or the Investment Manager shall be deemed given when received by the addressee.

14.         Confidentiality.  All investment advice furnished by the Investment Manager to the Company shall remain the property of the Investment Manager, shall be treated as confidential by the Company and shall not be used by the Company or disclosed to third parties except as required in connection with the operation of the Company or as required by law or by demand of any regulatory or self-regulatory agency.

15.         Notice.  All notices shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by registered mail, postage prepaid, to the following respective addresses until a different address is specified in writing by a party to the other party:

(a)           if to the Company: FEG Absolute Access Fund LLC, c/o FEG Investors, LLC, 201 East Fifth St., Suite 1600, Cincinnati, OH  45202.

(b)           if to the Investment Manager: FEG Investors, LLC, 201 East Fifth St., Suite 1600, Cincinnati, OH  45202.

16.         Survival of Obligations.  Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive termination of this Agreement. Specifically, and without limiting the generality of the foregoing, the obligations set forth in Sections 3 ("No Ownership of Intellectual Property by the Company or any Member"), 11 ("Duty of Care"), 12 ("Indemnification"), 14 ("Confidentiality") and the obligation to settle accounts hereunder shall survive the termination of this Agreement.

17.         Receipt of Form ADV.  The Company hereby acknowledges receipt of the Investment Manager’s current Form ADV Part II at least 48 hours prior to entering into this Agreement.

18.         Assignment.  Subject to Section 13 hereof, this Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by either party hereto, except as permitted under applicable law.

19.         Amendment.  This Agreement may be amended only by the written agreement of the parties.  Any amendment shall be required to be approved by the Board and, if the Company is registered as an “investment company” under the Company Act, by a majority of the independent Directors in accordance with the provisions of Section 15(c) of the Company Act and the rules and regulations adopted thereunder.  If the Company is registered as an “investment company” under the Company Act and, if required by the Company Act, any material amendment shall also be required to be approved by such vote of the Members of the Company as is required by the Company Act and the rules thereunder.  In advance of the Company registering as an “investment company” under the Company Act, the parties shall amend this agreement as may be necessary or appropriate in connection with such registration or to comply with the requirements of the Company Act, provided, however, that the parties shall not amend this Agreement in any manner that would require approval of the Members if the Company were registered under the Company Act without such approval.

20.         Conflicts of Laws.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, provided, however, that nothing herein shall be construed as being inconsistent with the Company Act (if the Company is registered as an “investment company” under the Company Act).  As used herein, the terms “interested person,” “assignment,” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the Company Act.

21.         Management of Subsidiaries.  If the Company’s Board determines that it is in the best interests of the Company and its Members to carry on all or part of the business of the Company through one or more subsidiaries, the Board may cause the substantive terms of this Agreement to apply to the management of any such subsidiary or subsidiaries.

22.         Company Obligations.  This Agreement is made by the Company and executed on behalf of the Company by a director of the Company, and the obligations created hereby are not binding on any of the Board, officers, Members, employees, or agents, whether past, present, or future of the Company individually, but bind only the assets and property of the Company.

23.         Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be effected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

24.         Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

           IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

FEG ABSOLUTE ACCESS FUND LLC

By:
Name: Christopher Meyer
Title: Director

FEG INVESTORS, LLC

By:
Name: Christopher Meyer
Title: President